Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4053

Ryder Reports Third Quarter 2017 Results

•	Q3 GAAP EPS from Continuing Operations Down $0.48 or 30% to $1.11

•	Q3 Comparable EPS (non-GAAP) from Continuing Operations Down $0.34 or 20% to $1.33

•	Record Q3 Total Revenue Grows 7% to $1.8 Billion; Record Q3 Operating Revenue (non-GAAP) Up 4% to $1.5 Billion

•	Revised Full-Year 2017 GAAP EPS Forecast Range of $3.95 to $4.05 vs. Prior Forecast of $4.03 to $4.23

•	Revised Full-Year 2017 Comparable EPS Forecast Range (non-GAAP) of $4.46 to $4.56 vs. Prior Forecast of $4.38 to $4.58

MIAMI, October 24, 2017 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported third quarter earnings and revenue. Results for the three months ended September 30 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted Earnings Per Share
	2017	2016	Change	2017	2016	Change	2017	2016	Change
GAAP	$94.3	131.7	(28)%	$58.9	85.1	(31)%	$1.11	1.59	(30)%
Non-operating pension costs	7.0	7.4		4.0	4.4		0.08	0.08
Pension settlement charge	5.5	—		3.3	—		0.06	—
Fees related to cost-savings program	4.3	—		2.7	—		0.05	—
Tax law change - rate increase	—	—		1.8	—		0.03	—
Comparable (non-GAAP)	$111.0	139.1	(20)%	$70.8	89.6	(21)%	$1.33	1.67	(20)%

In the third quarter, the Company reported record total revenue and record operating revenue (a non-GAAP measure excluding all fuel and subcontracted transportation). Total revenue increased due to higher operating revenue and subcontracted transportation, reflecting new business and higher volumes. Total revenue also grew due to higher fuel costs passed through to customers. Operating revenue increased primarily due to higher revenue in the supply chain solutions business segment and higher contractual Ryder ChoiceLease™ (lease). Total revenue and operating revenue for the three months ended September 30 were as follows:

Exhibit 99.1

(in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2017	2016	% Change	2017	2016	% Change
Total	$1,848.5	1,724.4	7%	$1,525.5	1,468.3	4%
FMS	$1,195.8	1,155.0	4%	$1,026.0	997.9	3%
DTS	$272.3	260.9	4%	$197.9	196.6	1%
SCS	$496.0	416.9	19%	$376.4	345.5	9%
  ————————————
Note: There was no material currency impact in the third quarter of 2017.

Commenting on the Company’s third quarter results, Ryder Chairman and CEO Robert Sanchez said, "We performed in line with our expectations for the third quarter. Although earnings were down year over year, earnings comparisons improved from the second quarter of this year. In Fleet Management Solutions, we realized better than expected rental and used vehicle sales performance. We saw stronger than seasonal growth in rental demand, as well as hurricane-related activity late in the quarter, which, along with our earlier right-sizing actions, allowed us to outperform in rental. The net impact of hurricanes was neutral in the quarter, as hurricane-related increases in rental demand were offset by property losses. Used vehicle sales volumes were higher than anticipated, lowering our used vehicle inventory level to the middle of our target range a quarter earlier than anticipated. This represents the lowest level in two years, better positioning our inventory going forward. Additionally, used vehicle pricing was in line with our expectations.

"With the continuing benefit of secular trends that favor outsourcing, we have grown our ChoiceLease fleet by 1,900 vehicles year to date, and our expected full-year growth remains at 3,500 vehicles. We continue to tap into non-outsourced markets, with approximately 40% of our lease fleet growth coming from customers that are new to outsourcing. We also grew our SelectCare business by 5,400 vehicles year to date. Although down from a year ago, our Dedicated Transportation Solutions business performed in line with our expectations. Supply Chain Solutions results came in below expectations, primarily due to two customer accounts, including a particularly challenging start-up. We expect improvement in both accounts in the fourth quarter. Lastly, during the quarter, we continued our anti-dilutive share repurchase program and have repurchased over 900,000 shares in 2017."

Exhibit 99.1

Third Quarter Business Segment Operating Results
Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.20 billion, up 4% from the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel) was $1.03 billion, up 3% from the year-earlier period. Lease revenue increased 4%, reflecting a larger average fleet size and higher prices on replacement vehicles. The lease fleet (excluding U.K. trailers) increased by 1,100 vehicles year-to-date. As previously noted, in recent quarters, the Company has had an elevated number of vehicles being prepared for sale. Adjusting for a reduction in these vehicles during the quarter, the lease fleet grew by 1,900 vehicles over the same period. Commercial rental revenue was consistent with the year-earlier period, which is a significant improvement from the first half of 2017.

FMS earnings before tax were $100.7 million, down 11% compared with $112.5 million in the same period of 2016. Decreased earnings reflect lease and rental gross margin impacts from accelerated depreciation of $4 million and more normalized maintenance spending associated with vehicles being prepared for sale. Overhead spending also increased primarily due to the timing of incentive compensation and higher sales and marketing expense. These items were partially offset by improved performance across all product lines. Commercial rental performance improved due to higher pricing and improved utilization, reflecting the Company's fleet right-sizing actions taken earlier in the year. Rental power fleet utilization was 78.0% for the third quarter, up from 76.7% in the year-earlier period. Used vehicle results improved modestly due to lower inventory valuation adjustments, partially offset by lower pricing. Additionally, used vehicle inventories at quarter end are at the midpoint of the Company's target range. FMS earnings before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were 8.4% and 9.8%, respectively, down 130 and 150 basis points.

Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was $272 million, up 4%, and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was $198 million, up 1% compared with the year-earlier period. DTS total revenue and operating revenue growth reflect new business, partially offset by one less work day.

DTS earnings before tax of $13.8 million decreased 22% compared with $17.6 million in 2016, primarily due to higher insurance premiums, higher maintenance costs on certain older model year vehicles, and the impact of one less work day. DTS earnings before tax as a percentage of DTS total revenue and operating revenue (a non-GAAP measure) were 5.1% and 7.0%, respectively, down 160 and 190 basis points from

Exhibit 99.1

the year-earlier period.

Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue was $496 million, up 19%, and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was $376 million, up 9% compared with the year-earlier period. SCS total revenue and operating revenue growth primarily reflect new business.

SCS earnings before tax of $22.1 million decreased 29% from $31.0 million in 2016, primarily related to performance of two customer accounts, including a particularly challenging start-up. Additionally, results were impacted by higher overhead spending, primarily due to planned investments in information technology and sales. SCS earnings before tax as a percentage of SCS total revenue and operating revenue (a non-GAAP measure) were 4.4% and 5.9%, respectively, down 300 and 310 basis points from the prior year.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the third quarter of 2017, unallocated CSS costs were $11 million, up from $9 million in the year-earlier period.

Income Taxes
The Company’s effective income tax rate for the third quarter of 2017 increased 220 basis points to 37.6% primarily due to a state law tax rate increase. Excluding the impact of the tax law change and other items, the comparable income tax rate (a non-GAAP measure) from continuing operations was 36.2%, generally consistent with the year-earlier period.

Additional Items Excluded from Segment and Comparable Earnings
Non-operating components of pension costs are excluded from both segment earnings before tax and comparable earnings (a non-GAAP measure) in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $7.0 million ($4.0 million after tax) or $0.08 per diluted share in the third quarter of 2017, compared with $7.4 million ($4.4 million after tax) or $0.08 per diluted share in the year-earlier period. Third quarter 2017 results also reflect estimated pension settlement charges of $5.5 million ($3.3 million after tax) related to the Company's exit from a multi-

Exhibit 99.1

employer pension plan and consulting fees of $4.3 million ($2.7 million after tax) associated with a cost savings program.

Capital Expenditures
Year-to-date capital expenditures were largely unchanged from the prior year. Capital expenditures reflect greater use of redeployed vehicles to fulfill new lease contracts. Lower lease spending was offset by higher planned investments to refresh the rental fleet. Proceeds, primarily from used vehicle sales, of $302 million decreased 11% compared with $338 million in 2016, due to lower vehicle pricing. Net capital expenditures (including proceeds from the sale of assets) were $1.07 billion in 2017, consistent with 2016.

Cash Flow and Leverage
Year-to-date operating cash flow was $1.2 billion, consistent with 2016. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $1.52 billion, compared with $1.58 billion in 2016. Free cash flow (a non-GAAP measure) was $210 million, compared with $72 million in 2016, reflecting lower net capital spending. The Company's full-year forecast for operating cash flow remains unchanged at $1.6 billion. The Company's full-year free cash flow forecast also remains unchanged at $250 million.

Debt decreased by $42 million compared with year-end 2016. Debt to equity was 246% compared with 263% at year-end 2016, slightly below Ryder's long-term target range of 250% to 300%. The year-end debt to equity forecast remains unchanged at 240%.

2017 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, "Our overall earnings outlook for the fourth quarter remains on track with our prior expectations. We anticipate a somewhat improved outlook for Fleet Management Solutions related to higher demand and utilization in commercial rental. Our outlook for ChoiceLease fleet growth remains at 3,500 vehicles for the full year. We expect Ryder's used vehicle inventory to be near the low end of our target range by year end, which further improves the Company's position related to used vehicles entering 2018. Our outlook for used vehicle sales pricing remains unchanged. Improved performance in FMS is anticipated to be primarily offset by lower performance in Supply Chain Solutions. In the fourth quarter, we expect Supply Chain Solutions results to continue to be impacted, but to a lesser extent, by the account challenges experienced in the third quarter. Fourth quarter Supply Chain Solutions results are expected to be flat or modestly higher on a year-over-year basis.

Exhibit 99.1

Dedicated Transportation Solutions is expected to continue to be impacted by higher insurance premium rates and generally in line with our prior expectations."

Ryder is establishing a fourth quarter 2017 GAAP EPS forecast range of $1.16 to $1.26, and a comparable EPS forecast range of $1.31 to $1.41. This results in a full-year 2017 GAAP EPS forecast range of $3.95 to $4.05, vs. a prior forecast of $4.03 to $4.23. Additionally, the Company's full-year 2017 comparable EPS forecast has been revised to a range of $4.46 to $4.56 vs. a prior range of $4.38 to $4.58.

Supplemental Company Information

Third Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2017	2016	2017	2016
Earnings from continuing operations	$58.9	85.1	$1.11	1.59
Discontinued operations	(0.3)	(0.4)	(0.01)	(0.01)
Net earnings	$58.6	84.8	$1.11	1.59

Year-to-Date Operating Results

(in millions)	Nine months ended September 30
	2017	2016	Change
Total revenue	$5,390	5,058	7%
Operating revenue (non-GAAP)	$4,454	4,324	3%

Earnings from continuing operations	$148.5	215.4	(31)%
Comparable earnings from continuing operations (non-GAAP)	$168.1	233.0	(28)%
Net earnings	$147.6	214.3	(31)%

Earnings per common share (EPS) - Diluted
Continuing operations	$2.79	4.02	(31)%
Comparable (non-GAAP)	$3.16	4.35	(27)%
Net earnings	$2.77	4.00	(31)%

Business Description

Exhibit 99.1

Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best - so they can grow.

•
Dedicated Transportation Solutions - Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions - Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the ChoiceLease product line varies directly with customer contract signings for growth and replacement vehicles. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

Exhibit 99.1

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market conditions, earnings performance, revenue in our business segments, fleet size, growth in our contractual product lines, demand and pricing trends in commercial rental and used vehicle sales, free cash flow, capital expenditures, debt, adjusted ROC, and our 2017 outlook. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected lease and used vehicle sales, decreases in commercial rental demand, our ability to right-size our commercial rental fleet in line with demand, ability to maintain normalized levels of used vehicle inventory, ability to redeploy our used vehicles and prepare them for sale in a cost efficient manner, ability to properly value the used vehicle fleet, worsening of market demand for used vehicles, higher than expected maintenance costs or lower than expected benefits from maintenance initiatives, decreases in freight demand or volumes, ability to execute new operations efficiently and profitably, our ability to obtain adequate profit margins for our services due to our ability to execute efficiently, our inability to maintain current pricing levels due to soft economic conditions, uncertainty and instability in the global economic market, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, loss of key customers, unexpected bad debt reserves or write-offs, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure and maintain access to capital markets, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules. Management believes these non-GAAP measures provide useful information to investors regarding its core operating results. The measures exclude costs that are passed-through to our customers, exclude items that management does not believe are representative of our business or supplement how we view our cash flow. These measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance or liquidity prepared in accordance with U.S. GAAP. The non-GAAP measures presented in this release include:

Operating Revenue Measures, including operating revenue and operating revenue growth excluding foreign exchange for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts), comparable earnings before income tax and comparable tax rate. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Cash Flow Measures, including total cash generated and free cash flow (as well as forecasts).

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, October 24, 2017, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia. To join please click the below URL 5 minutes prior to the start of the webcast. You will need to complete the registration page to gain access to the webcast.

Exhibit 99.1

Ryder Earnings Call Webcast URL: https://pgi.webcasts.com/starthere.jsp?ei=1164918&tp_key=697945af8e

If you do not have computer speakers or headphones and/or would like to dial-into the webcast, please dial into the phone bridge below. In addition, please click the “listen by phone” option on the webcast player for the optimal viewing experience.

LIVE AUDIO VIA PHONE
Please dial the audio phone number approximately ten minutes prior to the start of the call.
Toll Free Number:        888-352-6803
USA Toll Number:             323-701-0225
Audio Passcode:                 Ryder
Conference Leader:            Bob Brunn

 AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:       888-203-1112
USA Toll Number:       719-457-0820
Replay Passcode:         1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast of the call will be available within 24 hours after the end of the call at http://investors.ryder.com. Interested listeners may download the audio file and either save or listen to it on their computer or any portable MP3 player. Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within 2 hours following the call.  Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

32-17

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended September 30, 2017 and 2016
(In millions, except per share amounts)

	Three Months		Nine Months
	2017	2016	2017	2016

Lease and rental revenues	$823.2	803.0	$2,387.8	2,369.1
Services revenue	896.2	801.0	2,619.1	2,345.9
Fuel services revenue	129.1	120.4	383.0	342.8
Total revenues	1,848.5	1,724.4	5,389.9	5,057.8

Cost of lease and rental	588.6	557.9	1,745.8	1,665.7
Cost of services	761.5	658.8	2,210.3	1,936.6
Cost of fuel services	124.6	116.9	372.0	331.3
Other operating expenses*	28.4	28.0	87.1	85.9
Selling, general and administrative expenses	216.7	191.3	620.0	602.8
Non-operating pension costs	7.0	7.5	20.9	29.7
Gains on used vehicles, net*	(2.7)	(1.9)	11.8	(33.0)
Interest expense	34.9	37.4	104.6	112.6
Miscellaneous income, net	(4.7)	(3.2)	(17.6)	(11.0)
	1,754.2	1,592.7	5,154.9	4,720.6

Earnings from continuing operations before income taxes	94.3	131.7	235.0	337.2
Provision for income taxes	35.4	46.6	86.5	121.8
Earnings from continuing operations	58.9	85.1	148.5	215.4
Loss from discontinued operations, net of tax	(0.3)	(0.4)	(0.9)	(1.1)
Net earnings	$58.6	84.8	$147.6	214.3

Earnings (loss) per common share - Diluted
Continuing operations	$1.11	1.59	$2.79	4.02
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Net earnings	$1.11	1.59	$2.77	4.00

Earnings per share information - Diluted
Earnings from continuing operations	$58.9	85.1	$148.5	215.4
Less: Distributed and undistributed earnings allocated to unvested stock	(0.2)	(0.3)	(0.5)	(0.7)
Earnings from continuing operations available to common stockholders	$58.7	84.9	$148.0	214.7

Weighted-average shares outstanding - Diluted	52.8	53.3	53.0	53.3

EPS from continuing operations	$1.11	1.59	$2.79	4.02
Non-operating pension costs	0.08	0.08	0.24	0.24
Pension settlement charge	0.06	—	0.06	—
Fees related to cost-savings program	0.05	—	0.05	—
Tax law change - rate increase	0.03	—	0.03	—
Restructuring	—	—	(0.04)	—
Operating tax adjustment	—	—	0.03	—
Pension-related adjustment	—	—	—	0.09
Comparable EPS from continuing operations **	$1.33	1.67	$3.16	4.35
* Losses from fair value adjustments on our used vehicles were reclassified from "Other operating expenses" to "Gains on used vehicles, net" for the periods presented.
** Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	September 30, 2017	December 31, 2016

Assets:
Cash and cash equivalents	$65.3	58.8
Other current assets	1,187.3	1,042.8
Revenue earning equipment, net	8,249.3	8,147.7
Operating property and equipment, net	778.9	745.9
Other assets	978.2	907.3
	$11,259.0	10,902.5

Liabilities and shareholders' equity:
Current liabilities	$1,086.4	952.7
Total debt	5,349.2	5,391.3
Other non-current liabilities (including deferred income taxes)	2,648.3	2,506.2
Shareholders' equity	2,175.1	2,052.3
	$11,259.0	10,902.5

SELECTED KEY RATIOS AND METRICS

	September 30, 2017	December 31, 2016

Debt to equity	246%	263%
Effective interest rate (average cost of debt)	2.6%	2.7%

	Nine months ended September 30,
	2017	2016

Cash provided by operating activities from continuing operations	$1,166.2	1,185.1
Free cash flow *	209.5	72.3
Capital expenditures paid	1,312.8	1,511.4

Capital expenditures (accrual basis)	$1,376.0	1,404.2
Less: Proceeds from sales (primarily revenue earning equipment)	(302.0)	(338.3)
Net capital expenditures	$1,074.1	1,065.8

	Twelve months ended September 30,
	2017	2016

Return on average shareholders' equity	9.4%	14.3%
Return on average assets	1.8%	2.6%
Adjusted return on capital *	4.0%	5.3%
Weighted average cost of capital	4.3%	4.3%
Adjusted return on capital spread **	(0.3)%	1.0%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended September 30, 2017 and 2016
(Dollars in millions)

	Three Months			Nine Months
	2017	2016	B(W)	2017	2016	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$673.9	649.2	4%	$1,992.7	1,918.4	4%
SelectCare	117.0	113.1	3%	348.0	341.4	2%
Commercial rental	216.0	216.6	—%	589.4	636.0	(7)%
Other	19.1	19.0	1%	56.8	59.7	(5)%
Fuel services revenue	169.8	157.1	8%	505.1	449.0	12%
Total Fleet Management Solutions	1,195.8	1,155.0	4%	3,491.8	3,404.5	3%
Dedicated Transportation Solutions	272.3	260.9	4%	811.6	764.0	6%
Supply Chain Solutions	496.0	416.9	19%	1,429.5	1,207.7	18%
Eliminations	(115.6)	(108.4)	(7)%	(343.0)	(318.3)	(8)%
Total revenue	$1,848.5	1,724.4	7%	$5,389.9	5,057.8	7%

Operating Revenue: *
Fleet Management Solutions	$1,026.0	997.9	3%	$2,986.8	2,955.5	1%
Dedicated Transportation Solutions	197.9	196.6	1%	591.0	581.2	2%
Supply Chain Solutions	376.4	345.5	9%	1,096.9	999.4	10%
Eliminations	(74.9)	(71.7)	(4)%	(221.0)	(212.1)	(4)%
Operating revenue	$1,525.5	1,468.3	4%	$4,453.8	4,324.0	3%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$100.7	112.5	(11)%	$221.0	306.6	(28)%
Dedicated Transportation Solutions	13.8	17.6	(22)%	39.9	48.3	(17)%
Supply Chain Solutions	22.1	31.0	(29)%	75.4	79.1	(5)%
Eliminations	(14.5)	(12.6)	(15)%	(38.1)	(37.1)	(3)%
	122.1	148.4	(18)%	298.2	396.8	(25)%
Unallocated Central Support Services	(11.0)	(9.3)	(19)%	(33.0)	(30.0)	(10)%
Non-operating pension costs	(7.0)	(7.5)	7%	(20.9)	(22.0)	5%
Other items	(9.7)	—	NM	(9.3)	(7.7)	NM
Earnings from continuing operations before income taxes	94.3	131.7	(28)%	235.0	337.2	(30)%
Provision for income taxes	35.4	46.6	24%	86.5	121.8	29%
Earnings from continuing operations	$58.9	85.1	(31)%	$148.5	215.4	(31)%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended September 30, 2017 and 2016
(Dollars in millions)

	Three Months			Nine Months
	2017	2016	B(W)	2017	2016	B(W)

Fleet Management Solutions

FMS total revenue	$1,195.8	1,155.0	4%	$3,491.8	3,404.5	3%
Fuel services revenue(a)	(169.8)	(157.1)	8%	(505.1)	(449.0)	12%
FMS operating revenue *	$1,026.0	997.9	3%	$2,986.8	2,955.5	1%

Segment earnings before income taxes	$100.7	112.5	(11)%	$221.0	306.6	(28)%

FMS earnings before income taxes as % of FMS total revenue	8.4%	9.7%		6.3%	9.0%

FMS earnings before income taxes as % of FMS operating revenue *	9.8%	11.3%		7.4%	10.4%

Dedicated Transportation Solutions

DTS total revenue	$272.3	260.9	4%	$811.6	764.0	6%
Subcontracted transportation	(46.2)	(37.7)	22%	(136.8)	(106.9)	28%
Fuel	(28.2)	(26.5)	6%	(83.7)	(75.9)	10%
DTS operating revenue *	$197.9	196.6	1%	$591.0	581.2	2%

Segment earnings before income taxes	$13.8	17.6	(22)%	$39.9	48.3	(17)%

DTS earnings before income taxes as % of DTS total revenue	5.1%	6.7%		4.9%	6.3%

DTS earnings before income taxes as % of DTS operating revenue *	7.0%	8.9%		6.7%	8.3%

Supply Chain Solutions

SCS total revenue	$496.0	416.9	19%	$1,429.5	1,207.7	18%
Subcontracted transportation	(101.7)	(56.1)	81%	(279.3)	(162.7)	72%
Fuel	(17.8)	(15.4)	16%	(53.3)	(45.5)	17%
SCS operating revenue *	$376.4	345.5	9%	$1,096.9	999.4	10%

Segment earnings before income taxes	$22.1	31.0	(29)%	$75.4	79.1	(5)%

SCS earnings before income taxes as % of SCS total revenue	4.4%	7.4%		5.3%	6.6%

SCS earnings before income taxes as % of SCS operating revenue *	5.9%	9.0%		6.9%	7.9%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended September 30,		Nine months ended September 30,		Change 2017/2016
	2017	2016	2017	2016	Three Months	Nine Months

ChoiceLease
Average fleet count	137,200	135,100	137,400	133,800	2%	3%
End of period fleet count	137,300	136,600	137,300	136,600	1%	1%
Miles/unit per day change - % (a)	(1.6)%	1.7%	(0.6)%	1.6%

Commercial rental
Average fleet count	37,600	38,300	37,500	39,600	(2)%	(5)%
End of period fleet count	37,800	38,000	37,800	38,000	(1)%	(1)%
Rental utilization - power units	78.0%	76.7%	73.7%	73.9%	130 bps	(20) bps
Rental rate change - % (b)	0.9%	(0.2)%	1.0%	(0.3)%

Customer vehicles under
SelectCare
Average fleet count	52,800	49,600	51,300	49,000	6%	5%
End of period fleet count	54,400	49,300	54,400	49,300	10%	10%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	8,700	8,000	20,600	22,700	9%	(9)%

DTS
Average fleet count (d)	8,200	8,300	8,200	8,200	(1)%	—%
End of period fleet count(d)	8,300	8,200	8,300	8,200	1%	1%

SCS
Average fleet count (d)	7,900	7,400	7,800	7,100	7%	10%
End of period fleet count(d)	8,000	7,300	8,000	7,300	10%	10%

Used vehicle sales (UVS)
Average UVS inventory	6,900	8,700	6,900	8,600	(21)%	(20)%
End of period fleet count	6,300	7,500	6,300	7,500	(16)%	(16)%
Used vehicles sold	4,700	4,000	13,500	13,800	18%	(2)%
UVS pricing change - % (e)
Tractors	(19)%	(13)%	(17)%	(12)%
Trucks	(15)%	2%	(16)%	1%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, commercial rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
Operating Revenue Growth Excluding Foreign Exchange	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Tax and Comparable Tax Rate	Earnings Before Tax and Tax Rate	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Total revenue	$1,848.5	1,724.4	$5,389.9	5,057.8
Fuel	(175.1)	(162.3)	(520.0)	(464.2)
Subcontracted transportation	(148.0)	(93.8)	(416.2)	(269.6)
Operating revenue *	$1,525.5	1,468.3	$4,453.8	4,324.0

OPERATING REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION

	Third Quarter			Year-to-Date
	2017 vs 2016 Growth	Fx Impact (a)	Growth excl Fx*	2017 vs 2016 Growth	Fx Impact (a)	Growth excl Fx*

RSI Total Revenue	7%	—%	7%	7%	—%	7%
RSI Operating Revenue*	4%	—%	4%	3%	—%	3%
FMS Total Revenue	4%	—%	4%	3%	(1)%	4%
FMS Operating Revenue*	3%	—%	3%	1%	(1)%	2%
SCS Total Revenue	19%	1%	18%	18%	—%	18%
SCS Operating Revenue*	9%	1%	8%	10%	—%	10%
ChoiceLease Revenue	4%	—%	4%	4%	—%	4%
Commercial Rental Revenue	—%	(1)%	1%	(7)%	—%	(7)%

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION

	Nine months ended September 30,
	2017	2016

Net cash provided by operating activities from continuing operations	$1,166.2	1,185.1
Proceeds from sales (primarily revenue earning equipment) (b)	302.0	338.3
Collections on direct finance leases and other items (b)	54.2	60.2
Total cash generated *	1,522.4	1,583.6
Purchases of property and revenue earning equipment (b)	(1,312.8)	(1,511.4)
Free cash flow **	$209.5	72.3

Memo:
Net cash provided by (used in) financing activities	$(191.3)	(55.6)
Net cash used in investing activities	$(962.2)	(1,108.6)

Notes:

(a)
FX impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on
September 30, 2016, which was the last day of the prior year period, rather than the actual exchange rates in effect as of
September 30, 2017.

(b)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended September 30,
	2017	2016

Net earnings (12-month rolling period)	$195.1	291.2
+ Restructuring and other items	14.2	21.9
+ Income taxes	106.3	158.0
Adjusted earnings before income taxes	315.6	471.1
+ Adjusted interest expense (a)	140.0	148.4
- Adjusted income taxes (b)	(159.2)	(217.4)
= Adjusted net earnings for ROC (numerator) [A]	$296.4	402.1

Average total debt	$5,378.2	5,559.1
Average off-balance sheet debt	1.2	1.6
Average shareholders' equity	2,093.6	2,026.1
Adjustment to equity (c)	1.7	2.6
Adjusted average total capital (denominator) [B]	$7,474.7	7,589.4

Adjusted ROC * [A]/[B]	4.0%	5.3%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other items and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2017
	Consolidated Statements of Earnings Line Item	Three Months	Nine Months

Earnings from continuing operations before income taxes		$94.3	235.0
Non-operating pension costs	Non-operating pension	7.0	20.9
Pension settlement charge	SG&A	5.5	5.5
Fees related to cost-savings program	SG&A	4.3	4.3
Operating tax adjustment	SG&A	—	2.2
Restructuring	Miscellaneous income	—	(2.6)
Comparable earnings from continuing operations before income taxes*		111.0	265.2

Provision for income taxes		(35.4)	(86.5)
Income tax effects of non-GAAP adjustments**		(4.8)	(10.7)
Comparable provision for income taxes**		(40.2)	(97.1)

Earnings from continuing operations		58.9	148.5
Non-operating pension costs	Non-operating pension	4.0	12.1
Pension settlement charge	SG&A	3.3	3.3
Fees related to cost-savings program	SG&A	2.7	2.7
Tax law change - rate increase	Provision for income taxes	1.8	1.8
Operating tax adjustment	SG&A	—	1.7
Restructuring	Miscellaneous income	—	(2.1)
Comparable earnings from continuing operations*		$70.8	$168.1

Tax rate on continuing operations		37.6%	36.8%
Income tax effects of non-GAAP adjustments**		(1.4)%	(0.2)%
Comparable tax rate on continuing operations**		36.2%	36.6%

		2016
	Consolidated Statements of Earnings Line Item	Three Months	Nine Months

Earnings from continuing operations before income taxes		$131.7	337.2
Non-operating pension costs	Non-operating pension	7.4	22.0
Pension-related adjustment	Non-operating pension	—	7.7
Comparable earnings from continuing operations before income taxes*		139.1	366.9

Provision for income taxes		(46.6)	(121.8)
Income tax effects of non-GAAP adjustments**		(3.0)	(12.0)
Comparable provision for income taxes**		(49.6)	(133.8)

Earnings from continuing operations		85.1	215.4
Non-operating pension costs	Non-operating pension	4.4	12.9
Pension-related adjustment	Non-operating pension	—	4.8
Comparable earnings from continuing operations*		$89.6	233.0

Tax rate on continuing operations		35.4%	36.1%
Income tax effects of non-GAAP adjustments**		0.3%	0.3%
Comparable tax rate on continuing operations**		35.7%	36.4%
* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	Fourth Quarter 2017	Full Year 2017
EPS from continuing operations	$1.16 to $1.26	$3.95 to $4.05
Non-operating pension costs, net of tax	0.08	0.31
Restructuring and other charges	0.07	0.20
Comparable EPS from continuing operations forecast*	$1.31 to $1.41	$4.46 to $4.56

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILATION

2017 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$1,600
Proceeds from sales (primarily revenue earning equipment) (1)	390
Collections of direct finance leases (1)	80
Total cash generated*	2,070

Capital expenditures (1)	(1,820)
Free cash flow **	$250

Memo:
Net cash used in financing activities	$250
Net cash used in investing activities	$1,300

(1)	Included in cash flows from investing activities.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.